EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-168252, 333-152250 and 333-111386) of RegeneRx Biopharmaceuticals, Inc. (the “Company”) of our report dated April 4, 2014, with respect to the financial statements of RegeneRx Biopharmaceuticals, Inc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ CohnReznick LLP

Vienna, Virginia

April 4, 2014